Exhibit 10.31

WARRANTS AMENDMENT

This Warrants Amendment (this “Amendment”) between Prospect Global Resources Inc. (the “Company”) and Buffalo Management LLC (“Buffalo”) is dated as of August 14, 2013.

WHEREAS, Buffalo is the owner of the warrants to purchase the Company’s common stock set forth on Schedule A (the “Warrants”), and in connection with the Company’s issuance to Buffalo of certain securities on the date hereof as compensation for Buffalo’s relinquishment of a 1% interest in the Company’s gross revenue, Buffalo and the Company have agreed to place a limitation on the number of Warrants that may be exercised at one time.

NOW THEREFORE, the Company and Buffalo agree as follows (capitalized terms not otherwise defined have the meanings set forth in the Warrants):

1.  Notwithstanding any other provision of the Warrants, for so long as the Common Stock is listed on a national securities exchange the number of Warrants that may be exercised by the Holder on any day is limited to the number of Warrants to be exercised by such Holder that, together will all other shares of common stock held by such Holder and all shares of Common Stock issuable upon exercise or conversion of any option, warrant, convertible security or other right to acquire shares of Common Stock held by such Holder and its affiliates, equals 23,027,000 shares of capital stock of the Company.

2.  Except as specifically amended hereby the Warrants remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

BUFFALO MANAGEMENT LLC

By:
Chad Brownstein
Manager

PROSPECT GLOBAL RESOURCES INC.

By:
Damon G. Barber
President and Chief Executive Officer

Schedule I

Number of Warrants	Issue Date	Exercise Price

Indeterminate	August 5, 2010	Indeterminate
1,813,529	June 16, 2011	$3.75
1,520,454	August 1, 2012	$2.60